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                            STOCK EXCHANGE AGREEMENT

THIS AGREEMENT (the "Agreement") is made this 8th day of May, 2001, by and between Granada Mineral Products, Inc., a Nevada corporation ("Granada"), and Sarenghetti Enterprises, a Nevada corporation ("SARG").

                                    RECITALS

         WHEREAS, Granada and SARG propose to merge, pursuant to this Agreement which provides for the exchange and conversion of all the outstanding capital stock of SARG into shares of Granada and the merger of SARG with and into Granada with Granada as the surviving corporation, pursuant to the applicable laws of the State of Nevada;

         NOW, THEREFORE, in consideration of the foregoing and in reliance on the representations, warranties, agreements, premises and mutual covenants herein contained, and for other good and value consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       PURCHASE AND SALE.

         1.1   Agreement to purchase and exchange.   SARG shall assign, transfer
and convey unto Granada, and Granada shall acquire all of the issued and outstanding capital stock of SARG in a tax free reorganization. Pursuant to this plan of merger and stock exchange agreement hereinafter agreed upon between the parties, SARG shall be merged with and into Granada and the separate corporate existence of SARG shall thereupon cease to exist, pursuant to Articles of Merger meeting the requirements of the applicable law of the State of Nevada, as appropriate, which shall be properly executed and filed promptly after the Closing Date. Granada shall be the surviving corporation in the merger. The Articles of Merger shall provide for a change of name of the surviving entity to "Malahat Energy Corporation" or such other name as the parties may determine. In addition, the parties shall name Ben Dulley as a director and President, Bruce Ramsay as a director, Chief Financial Officer and Secretary and Kimberlee Bogen as a director of the surviving corporation. The parties agree that the number of the members of the Board of Directors of the surviving corporation, immediately after the Closing, shall be three (3).

         1.2   Purchase price.   Immediately prior to the Closing, there shall
be 6,765,929 shares of common stock, par value $0.001 per share, of SARG (the "SARG Shares") issued and outstanding. The aggregate purchase price for the SARG Shares shall be 10,075,000 shares of common stock, par value $0.001 per share (the "Granada Common Stock"), of Granada (the "Granada Shares"). At the Closing, the SARG Shares shall be converted into and exchanged for the Granada Shares so that each of the SARG Shares shall be converted into 1.489 shares of Granada Common Stock. The Granada Shares issued in exchange for the SARG Shares shall be restricted shares within the meaning of the Rule 144, promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and, accordingly, the certificate or certificates representing such shares shall bear an appropriate restrictive legend in accordance with the requirements of Rule 144 (the "Rule


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144 Legend"), in substantially the following form (and a stop-transfer order may be placed against transfer of such certificates):

               "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended. The securities may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under said Act, or an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, that registration is not required under said Act or unless sold pursuant to Rule 144 under said Act."


         1.3   Closing.   The closing of the transaction contemplated in this
Agreement (the "Closing") shall take place at the offices of Granada Mineral Products, Inc., on or around the date first written above or at such other date, time or place as shall be mutually acceptable to the parties (the "Closing Date").

         1.4   Transactions and documents at and after Closing.

               (a) At the Closing, SARG shall deliver to Granada certificates representing the SARG Shares, duly endorsed for transfer.

               (b) At the Closing, Granada shall deliver to SARG a certificate or certificates for the Granada Shares, issued in the names of SARG shareholders individually, allocated in proportion to their respective holdings of the SARG Shares, calculated as set forth hereinabove, and bearing a Rule 144 Legend.

               (c) From time to time, and at any time, at Granada's request, whether on or after the Closing Date, and without further consideration, SARG shall, at its own expense, except as otherwise provided in this Agreement, execute and deliver such further documents and instruments of conveyance and transfer and shall take such further actions as may be necessary or convenient, in the reasonable opinion of Granada, to transfer and convey to Granada, all right, title and interest in and to the SARG Shares, free and clear of any lien or adverse claim.

2.       ADDITIONAL AGREEMENTS.

         2.1   Granada's access and inspection.   SARG has allowed, and shall
allow, Granada, and its authorized representatives, full access during SARG's normal business hours, from and after the date hereof, and prior to the Closing Date, to all of SARG's properties, books, contracts, commitments, and records for the purpose of making an investigation as Granada may desire, and SARG shall furnish Granada the information concerning SARG's affairs as Granada may request. SARG has caused, and shall cause, SARG's personnel to assist Granada in making an investigation and shall cause the counsel, accountants, and other non-employee representatives of SARG to be reasonably available to Granada for such purposes.


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         2.2   SARG's access and inspection.   Granada shall allow SARG, and its
authorized representatives, access during Granada's normal business hours, from and after the date hereof, and prior to the Closing Date, to those of Granada's properties, books, contracts, commitments, and records as SARG may reasonably request for the purpose of determining the financial condition of Granada. Granada shall cause Granada's personnel to assist SARG in making the investigation and shall cause the counsel, accountants, and other non-employee representatives of Granada to be reasonably available to SARG for such purposes.

         2.3   Cooperation.   The parties shall cooperate fully with each other,
and with their representatives, counsel, and accountants, in connection with any steps required to be taken as part of their respective obligations under this Agreement, and will use their best efforts to consummate the transactions contemplated hereby and fulfill their obligations hereunder.

         2.4   Expenses.   All of the expenses incurred by Granada in connection
with the authorization, preparation, execution, and performance of this Agreement by Granada, including without limitation, all fees and expenses of agents, representatives, counsel, and accountants for Granada shall be paid by Granada. All expenses incurred by SARG in connection with the authorization, preparation, execution, and performance of this Agreement, including without limitation all fees and expenses of agents, representatives, counsel, and accountants, shall be paid by SARG.

         2.5   Brokers.   Each party hereto jointly and severally represents and
warrants that no broker or finder has acted on its behalf in connection with this Agreement or the transactions contemplated herein and each party shall indemnify the other and save it harmless from any claim or demand for commission or other compensation by any broker or finder claiming to have been employed by or on behalf of the party.

3.       REPRESENTATIONS AND WARRANTIES OF SARG.   SARG represents, covenants
and warrants to Granada as follows:

         3.1   Corporate existence/standing/authority.   SARG is a corporation
duly organized, validly existing and in good standing under the laws of Nevada and has the corporate power and authority to own, operate and lease its respective properties, to carry on its business as now being conducted, and to enter into this Agreement and to carry out the transactions contemplated hereby. SARG is duly qualified to do business and is in good standing in each jurisdiction where the failure to qualify would have a material adverse affect on it. SARG has delivered to Granada or its counsel true and correct copies of the articles or certificate of incorporation and the bylaws of SARG, together with any amendments thereto.

         3.2   Shares of stock.   All issued and outstanding shares of capital
stock of SARG have been duly authorized and validly issued and are fully paid and nonassessable. SARG has 25,000,000 shares of stock authorized, all of which is designated as common stock, par value $0.001 per share. There are presently 6,765,929 shares of common stock issued and outstanding. There is no other class of capital stock, subscription, option, warrant, call, right, contract, commitment, understanding or arrangement relating to the


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issuance, sale or transfer by SARG of any shares of its capital stock, including any right of conversion or exchange under any outstanding security or other instrument.

         3.3   Authority.   SARG has the full right and authority to enter into
and fully perform this Agreement and all other agreements and documents to be delivered to Granada in connection herewith. All actions required to be taken by SARG to authorize the execution, delivery and performance of this Agreement and all other agreements and documents to be delivered in connection herewith have been or will by the Closing Date be properly taken. This Agreement constitutes the valid and binding obligation of SARG. Neither the execution and delivery of this Agreement and all other agreements and documents executed in connection herewith nor the consummation of the transactions contemplated hereby nor the performance of this Agreement and all other agreements and documents executed in connection herewith will (i) conflict with or result in a breach of any provision of the certificate of incorporation or by-laws of SARG, (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance or the payment of money required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of SARG's properties under any of the terms, conditions or provisions of any loan agreement, note, bond, mortgage, indenture, lease, agreement or other instrument or commitment to which SARG is a party, or by which SARG or its properties may be bound or affected, or (iii) violate any order, writ, injunction, decree, judgment, or ruling of any court or governmental authority specifically applicable to SARG or any of its properties.

         3.4 No violation. To the best of its knowledge and belief, SARG has complied with all rules, regulations, codes, and laws affecting its business and operations and is not in default under, or in violation of, any provision of any federal, state or local rule, regulation, code or law, the failure to comply with could reasonably be expected to affect materially and adversely the business operations of SARG. SARG has not received any notice of any default or violation.

         3.5 Licenses and rights. SARG possesses all franchises, easements, licenses, permits and other authorizations from governmental or regulatory authorities and from all other persons or entities that are necessary to permit it to engage in its business as presently conducted in and at all locations and places where it is presently operating. The franchises, licenses, permits, and other authorizations are set forth on Schedule 3.5.

         3.6 Consents. Except as set forth on Schedule 3.6, no approval or consent of any person, firm or other entity or body is required to be obtained by SARG for the authorization of this Agreement or the consummation by SARG of the transactions contemplated hereby.

         3.7   No defaults.   To the best knowledge of SARG, no default (or
event with the passage of time or the giving of notice or both would become a default) exists or is alleged to exist regarding the performance of any material obligation of SARG under the terms of any material indenture, license, mortgage, deed of trust, lease, note, guaranty or other contract or instrument, including, but not limited to, any contract referred to in Section 3.17, to which SARG is a party or to which its assets are subject, or by which it is


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otherwise bound, and no such default or event exists or is alleged to exist concerning the performance of any obligation of any other party thereto which could reasonably be expected to affect, materially and adversely, the business operations of SARG.

         3.8   Financial statements.   SARG has furnished Granada with audited
financial statements of SARG for the period ended July 31, 2000 and unaudited statements for the period March 31, 2001 (the "SARG Financial Statements"). The SARG Financial Statements were prepared in accordance with generally accepted accounting principles and present fairly and accurately the information set forth therein.

         3.9   Absence of certain changes.   Except as set forth on Schedule
3.9, since March 27, 2001, SARG has actively conducted its business in the ordinary and regular course. Since that date, there has not been any material adverse change in the condition (financial or otherwise), results of operations, assets, liabilities, properties, business or prospects of SARG nor is any event threatened that would cause an adverse change, nor has there occurred any event or governmental regulation or order restricting the business of SARG.

         3.10  Facilities and equipment.   The personal property owned or leased
by SARG at its facility for the operation of, or used in, its business is in its possession or under its control and is adequate for the operation of the business as presently conducted.

         3.11  Title to assets.   SARG has good, valid, and marketable title to
all of its real property and leasehold estates and good and valid title to all of its other assets (tangible and intangible), including, but not limited to, all leasehold improvements and equipment and all other properties and assets reflected or required to be reflected in the SARG Financial Statements and all properties and assets purchased or leased by it since the dates of the SARG Financial Statements (except for properties and assets so reflected or required to be reflected that have been sold or otherwise disposed of in the ordinary course of business), subject to no liens, pledges, encumbrances, mortgages, security interests, charges or other similar restrictions of any nature whatsoever. SARG enjoys peaceful and quiet possession of its properties and assets pursuant to or by all of the deeds, bills of sale, leases, licenses, and other agreements under which it is operating its business.

         3.12  Absence of undisclosed liabilities.   SARG does not have any
material liabilities or obligations, either accrued or unaccrued, fixed or contingent, which have not been reflected in the SARG Financial Statements that could reasonably be expected to affect, materially and adversely, the business operations of SARG.

         3.13  Litigation.   Schedule 3.13 hereof sets forth a list of all
administrative or judicial proceedings to which SARG is a party. Except as set forth on Schedule 3.13, there is no action, suit, claim, demand, arbitration or other proceeding, administrative or judicial, pending or, to the best knowledge of SARG, threatened against or relating to SARG which, if adversely determined or resolved, would materially and adversely affect the financial condition, results of operations, business or prospects of SARG.


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         3.14  Patents and trademarks.

               (a) Except as set forth on Schedule 3.14, SARG does not own, or operate under, any patent, trademark or service mark or any applications therefor. All trade names (including those whose use is limited to one or more states of the United States) owned or used by SARG are listed on Schedule 3.14 and, to the extent indicated therein, have been duly registered with the states of the United States or the corresponding offices of other countries. Except as set forth on Schedule 3.14, SARG is the sole and exclusive owner of, or has the sole and exclusive power with respect to, or has the sole and exclusive right to use, the trade names specified on Schedule 3.14.

               (b) SARG has not ever been charged with infringement or violation of any adversely held trademark, trade name or copyright.

               (c) There are no claims or demands of any other person, firm or corporation pertaining to the trade names, copyright registrations or pending copyright registration applications, as the case may be, listed on the schedules, and no proceedings have been instituted that challenge the right of SARG in respect thereof.

         3.15  Employee benefits.   All of the employee benefit plans maintained
by SARG (and each funding medium that may be attendant thereto) are in compliance with applicable law and all reporting and disclosure requirements under applicable laws and regulations, and have been administered and operated in accordance with their respective provisions and applicable law. There are no actions, suits or claims (other than routine claims for benefits) pending with respect to the employee benefit plans.

         3.16  Taxes and tax returns.   As of the Closing, SARG will have duly
filed all income, franchises and other tax returns and reports required to be filed by it and has duly paid or made provisions for the payment of all taxes (including any interest or penalties) that are due and payable pursuant to the returns. SARG has withheld proper and accurate amounts from their employees' compensation in substantial compliance with all withholding and similar provisions of applicable law. There are and will hereafter be no tax deficiencies (including penalties and interest) of any kind assessed against SARG regarding any period ending on or before the Closing Date for which SARG has not made adequate provisions.

         3.17  Contracts.   SARG has heretofore furnished to Granada or its
counsel true and complete copies of all contracts and agreements, and SARG has complied with the obligations pertaining to it contained in the contracts, is not in default thereunder and nor will the consummation of the transactions contemplated by this Agreement result in a default. All contracts, understandings, commitments, arrangements, and agreements are in full force and effect.

         3.18  Collective bargaining agreements.   There are no collective
bargaining agreements with any labor organization to which SARG is a party. The relations of SARG with its employees are good and there are no impending labor difficulties.

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         3.19  Insurance.   SARG does not have or maintain any insurance
policies.


         3.20  Real property.   Schedule 3.20 hereof sets forth a true and
complete list of the real property leases to which SARG is a party. SARG has heretofore furnished to Granada true and complete copies of the real estate leases that are in good standing and in full force and effect for the leased term thereof.

         3.21  Material misstatements or omissions.   No representations or
warranties made by SARG under this Agreement or in any certificate, schedule or other document furnished to be furnished to Granada pursuant hereto, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements of fact contained therein not misleading.


4.       REPRESENTATIONS AND WARRANTIES OF GRANADA.   Granada represents,
covenants and warrants to SARG as follows:

         4.1   Corporate existence/standing/authority.   Granada is a
corporation duly organized, validly existing and in good standing under the laws of Nevada and has the corporate power and authority to own, operate and lease its respective properties, to carry on its business as now being conducted, and to enter into this Agreement and to carry out the transactions contemplated hereby. Granada is a reporting company under the Securities Exchange Act of 1934, as amended (the "1934 Act") and is, duly qualified to do business and is in good standing in each jurisdiction where the failure to qualify would have a material adverse effect on it. Granada has delivered to SARG or its counsel true and correct copies of the articles or certificates of incorporation and the bylaws of Granada, together with any amendments thereto.

         4.2   Shares of stock.   Granada has authorized 100,000,000 shares of
stock, all of which are designated as common stock, par value $0.001 per share. There are 5,425,000 issued and outstanding shares of Granada Common Stock. After the Closing, there will be 15,500,000 shares of Granada Common Stock issued and outstanding. All issued and outstanding shares of capital stock of Granada have been duly authorized and validly issued and are fully paid and nonassessable. There is no subscription, option, warrant, call, right, contract commitment, understanding or arrangement relating to the issuance, sale or transfer by Granada of any shares of its capital stock, including any right of conversion or exchange under any outstanding security or other instrument. At the Closing, the Granada Shares to be issued to SARG and its shareholders on the consummation of the transactions contemplated hereunder will be exempt from registration under the Securities Act, pursuant to Section 4(2) thereof, and shall have been exempt or registered or qualified under the applicable state securities or blue sky laws for issuance. Such shares, when issued in accordance with the terms of this Agreement, will be fully paid and non-assessable.

         4.3   Authority.   Granada has the full right and authority to enter
into and fully perform this Agreement and all other agreements and documents to be delivered to SARG in connection herewith. All actions required to be taken by Granada to authorize


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the execution, delivery and performance of this Agreement and all other agreements and documents to be delivered in connection herewith have been or will by the Closing Date be properly taken. This Agreement constitutes the valid and binding obligation of Granada. Neither the execution and delivery of this Agreement and all other agreements and documents executed in connection herewith nor the consummation of the transactions contemplated hereby nor the performance of this Agreement and all other agreements and documents executed in connection herewith will (i) conflict with or result in a breach of any provision of the certificate of incorporation or by-laws of Granada, (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance or the payment of money required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of Granada's properties under any of the terms, conditions or provisions of any loan agreement, note, bond, mortgage, indenture, lease, agreement or other instrument or commitment to which Granada is a party, or by which Granada or its properties may be bound or affected, or (iii) violate any order, writ, injunction, decree, judgment, or ruling of any court or governmental authority specifically applicable to Granada or any of its properties.

         4.4   No violation.   To the best of its knowledge and belief, Granada
has complied with all rules, regulations, codes, and laws affecting its business and operations and is not in default under, or in violation of, any provision of any federal state or local rule, regulation, code or law nor has Granada been given notice of any default or violation.

         4.5   Licenses and rights.   Granada possesses all franchises,
easements, licenses, permits and other authorizations from governmental or regulatory authorities and from all other persons or entities that are necessary to permit it to engage in its business as presently conducted in and at all locations and places where it is presently operating. The franchises, licenses, permits, and other authorizations are set forth on Schedule 4.5.

         4.6   Consents.   Except as set forth on Schedule 4.6, no approval or
consent of any person, firm or other entity or body is required to be obtained by Granada for the authorization of this Agreement or the consummation by Granada of the transactions contemplated hereby.

         4.7   No defaults.   Except as set forth on Schedule 4.7, to the best
knowledge of Granada, no default (or event that with the passage of time or the giving of notice or both would become a default) exists or is alleged to exist regarding the performance of any obligation of Granada under the terms of any indenture, license, mortgage, deed of trust, lease, note, guaranty or other contract or instrument, including, but not limited to, any contract set forth on
Schedule 4.17, to which Granada is a party or to which its assets are subject, or by which it is otherwise bound, and no such default or event exists or is alleged to exist concerning to the performance of any obligation of any other party thereto.


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         4.8   Financial statements.   SARG has been furnished with financial
statements of Granada for the year ended December 31, 2000 (the "Granada Financial Statements"). The Granada Financial Statements were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods, and, as of their date of issuance were, or will be true, correct and complete all material respects and present fairly and accurately the information set forth therein.

         4.9   Absence of certain changes.   Since January 1, 2001, Granada has
conducted its business in the ordinary and regular course. Since that date, there has not been any material adverse change in the condition (financial or otherwise), results of operations, assets, liabilities, properties, business or prospects of Granada nor is any event threatened that would cause an adverse change, nor has there occurred any event or governmental regulation or order restricting the business of Granada.

         4.10  Facilities and equipment.   Granada does not own any real or
personal property or lease any real property or facility for its operation.


         4.11  Title to assets.   Granada does not own any tangible property.

         4.12  Absence of undisclosed liabilities.   Granada does not have any
material liabilities or obligations, either accrued or unaccrued, fixed or contingent, which have not been reflected in the Granada Financial Statements or set forth on Schedule 4.12 hereof, or which exceed in the aggregate $1,000.

         4.13  Litigation.   Schedule 4.13 hereof sets forth a list of all
administrative or judicial proceedings to which Granada is a party. Except as set forth on Schedule 4.13, there is no action, suit, claim, demand, arbitration or other proceeding, administrative or judicial, pending or, to the best knowledge of Granada, threatened against or relating to Granada which, if adversely determined or resolved, would materially and adversely affect the financial condition, results of operations, business or prospects of Granada.

         4.14  Patents and trademarks.

               (a) Granada does not own, or operate under, any patent, trademark or service mark or any applications therefor. All trade names (including those whose use is limited to one or more states of the United States) owned or used by Granada are listed on
               Schedule 4.14 and, to the extent indicated therein, have been duly registered with the states of the United States or the corresponding offices of other countries.

               (b) Except as set forth on Schedule 4.14(b), Granada has not ever been charged with infringement or violation of any adversely held trademark, trade name or copyright.

               (c) Except as set forth on Schedules 4.14(a) and 4.14(b), there are no claims or demands of any other person, firm or corporation pertaining to the trade names, copyright registrations or pending copyright registration applications, as the case may be, listed on the schedules, and no proceedings have been instituted that challenge the right of Granada in respect thereof.


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

         4.15  Employee benefits.   All of the employee benefit plans maintained
by Granada (and each funding medium that may be attendant thereto) are in compliance with applicable law and all reporting and disclosure requirements under applicable laws and regulations, and have been administered and operated in accordance with their respective provisions and applicable law. There are no actions, suits or claims (other than routine claims for benefits) pending with respect to the employee benefit plans.


         4.16  Taxes and tax returns.   Granada has duly filed all income,
franchise and other tax returns and reports required to be filed by it and has duly paid or made provision for the payment of all taxes (including any interest or penalties) that are due and payable pursuant to the returns. Granada has withheld proper and accurate amounts from their employees' compensation in substantial compliance with all withholding and similar provisions of applicable law. There are and will hereafter be no tax deficiencies (including penalties and interest) of any kind assessed against Granada regarding any period ending on or before the Closing Date.

         4.17  Contracts.   Granada has heretofore furnished to SARG or its
counsel true and complete copies of all contracts and agreements and Granada has complied with the obligations pertaining to it contained in the contracts, is not in default thereunder and nor will the consummation of the transactions contemplated by this Agreement result in the default. All the contracts, understandings, commitments, arrangements, and agreements are in full force and effect.

         4.18  Collective bargaining agreements.   There are no collective
bargaining agreements with any labor organization to which Granada is a party. The relations of Granada with its employees are good and there are no impending labor difficulties.

         4.19  Insurance.   Granada has and maintains no insurance policies.


         4.20  Real property.   Granada does not own nor lease any real
property.

         4.21  SEC filings.   Since February 12, 2000, Granada has filed all
reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission ("SEC"), pursuant to the reporting requirements of the Exchange Act of 1934, as amended (the "1934 Act") (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior the date hereof). As of their


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respective dates, the financial statements of Granada included in the SEC
Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of Granada as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the financial statements of Granada included in the SEC Documents, Granada has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to May 8, 2001 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such financial statements.

         4.22  Material misstatements or omissions.   No representations or
warranties made by Granada under this Agreement or in any certificate, schedule or other document furnished or to be furnished to SARG, or its counsel pursuant hereto, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements of fact contained therein not misleading.


5.       COVENANTS AND TRANSACTIONS PRIOR TO CLOSING

         5.1   Conduct and transactions of SARG prior to the closing.   Between
the date of this Agreement and the Closing, the executive officers and board of directors of SARG shall retain full control of the management and business thereof. In order to assure protection and preservation of SARG's business as well as SARG's performance of its obligations under and related to this Agreement, SARG agrees that from the date of this Agreement, up to and including, the Closing;

               (a) SARG shall give Granada, its counsel, accountants, appraisers, and other representatives or experts retained by Granada full access on reasonable prior notice to all the premises, books, records, and personnel of SARG during SARG's normal business hours and cause SARG to furnish to Granada the financial and operating data and other information with respect to the business and properties of SARG as Granada may from time to time reasonably request. In the event of termination of this Agreement for any reason, Granada will return all documents, work papers, and other materials obtained from SARG and will not further disclose to third parties any confidential information obtained by it pursuant hereto.

               (b) SARG shall use all reasonable efforts to (i) preserve intact the present business organization and personnel of SARG,
               (ii) preserve the present goodwill and advantageous relationships of SARG with all persons having business dealings with SARG, and
               (iii) preserve and maintain in force all licenses, certificates, leases, contracts, permits, registrations, franchises, confidential trade names and copyrights, and applications for any of same, bonds, and other similar rights of SARG.

               (c) SARG shall operate its business in the usual, regular, and ordinary course and manner, and refrain from encumbering or mortgaging any property or assets or terminating or modifying any lease or incurring any obligation (contingent or otherwise), except in the ordinary course of business.

               (d) SARG will exert its best efforts to fulfill in a timely manner all objectives and conditions to permit consummation of the transactions as contemplated by this Agreement and execute and deliver to Granada any and all documents necessary, in the reasonable opinion of its counsel, to consummate the transactions contemplated by this Agreement.

         5.2   Conduct by Granada prior to closing.   Between the date of this
Agreement and the Closing Date, Granada shall use its best efforts to fulfill in a timely manner all objectives and conditions to permit consummation of the transactions as contemplated by this Agreement and execute and deliver to SARG any and all documents necessary, in the reasonable opinion of its counsel, to consummate the transactions contemplated by this Agreement.


6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF GRANADA.   The obligations of
Granada under this Agreement are, at its option, subject to satisfaction of the following conditions at the Closing:

         6.1 Representations of SARG.   The representations and warranties of
SARG set forth in this Agreement shall be true and complete in all material respects on and as of the Closing to the same extent and with the same force and effect as if made on such date, except as expressly provided to the contrary in this Agreement or as affected by the transactions contemplated by this Agreement.

         6.2 Consents.   All necessary approvals or consents shall have been
obtained from any and all federal departments and agencies and from all other commissions, boards, agencies and from any other person, firm or entity whose approval or consent is necessary to the consummation of the transactions contemplated by this Agreement.

         6.3   Performance by SARG.   SARG shall have duly performed all
obligations, covenants, and agreements undertaken by it and complied with all terms and conditions applicable to it to be performed and complied with prior to the Closing.

         6.4   Documents to be delivered to Granada.   Granada shall have
received:

               (a) certificate dated as of the Closing, and executed by an officer of SARG, certifying as to the fulfillment of the matters contained in Sections 6.1, 6.2, and 6.3 and confirming the representations and warranties set forth in Sections 6.5 and 6.6 as of the Closing;

               (b) a copy of the Bylaws of Granada and any and all amendments thereto, certified by the Secretary of SARG;

               (c) copies of Minutes or Consents of the Board of Directors and Shareholders, certified by the Secretary of SARG, approving the Agreement and authorizing the officers and the Company to consummate the transaction; and

               (d) Certificates representing 6,765,929 of the SARG Shares, duly endorsed for transfer, representing the issued and outstanding Shares of SARG.

         6.5 Suits. No suit, action or other proceeding shall be threatened or pending before any court or governmental agency in which it will be or it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement or which is likely to materially and adversely affect the financial condition, results of operations, business or prospects of SARG.

         6.6   Absence of default.   No condition or event which constitutes an
event of default hereunder by SARG or which, after notice and lapse of time, or both, would constitute an event of default hereunder by SARG shall have occurred and be continuing.

7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF SARG.   The obligations of SARG
under this Agreement are, at its option, subject to satisfaction of the following conditions at or prior to the Closing:

         7.1   Representations and warranties.   The representations and
warranties of Granada set forth in this Agreement shall be true and complete in all material respects on and as of the Closing to the same extent and with the same force and effect as if made on such date, except as expressly provided to the contrary in this Agreement or as affected by the transactions contemplated by this Agreement.

         7.2   Consents.   All necessary approvals or consents shall have been
obtained from any and all federal departments and agencies and from all other commissions, boards, agencies, and from any other person, firm or entity whose approval or consent is necessary to the consummation of the transactions contemplated by this Agreement.

         7.3   Performance by Granada.   Granada shall have duly performed all
obligations, covenants, and agreements undertaken by it herein and complied with all the terms and conditions applicable to them hereunder to be performed or complied with prior to the Closing.

         7.4   Documents to be delivered to SARG. SARG shall have received:

               (a) certificate dated as of the Closing, and executed by an officer of Granada, certifying as to the fulfillment of the matters contained in Sections 7.1, 7.2, and 7.3 and confirming the representations and warranties set forth in Sections 7.5 and 7.6 as of the Closing;

               (b) a copy of the certificate of incorporation, and any and all amendments thereto, certified by the Secretary of Granada;

               (c) a copy of the bylaws of Granada and any and all amendments thereto, certified by the Secretary of Granada;

               (d) copies of Minutes or Consents of the Board of Directors and Shareholders, certified by the Secretary of Granada, approving the Agreement and authorizing the officers and the Company to consummate the transaction; and

               (e) Certificates representing 10,075,000 Shares as provided for hereinabove with appropriate restrictive legends in accordance with Rule 144 to be received from the transfer agent delivering such on behalf of Granada.

         7.5   Suits.   No suit, action or other proceeding shall be threatened
or pending before any court or governmental agency in which it will be or it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

         7.6   Absence of default.   No condition or event which constitutes an
event of default hereunder by Granada or which, after notice and lapse of time, or both, would constitute an event of default hereunder by Granada shall have occurred and be continuing.

8.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION.

         8.1 Survival of representations and warranties. Notwithstanding the closing of the transactions contemplated by this Agreement, or any investigation made by or on behalf of SARG or Granada, unless otherwise specifically noted herein, the representations and warranties of SARG or Granada contained in this Agreement or in any certificate, schedule, chart, list, letter, compilation or other document delivered pursuant hereto, shall survive the Closing for a period of one (1) year. Thereafter, neither party shall have any liability to the other based upon any of the representations or warranties or any certificate, schedule, chart, list, letter, compilation or other document delivered pursuant hereto.

         8.2   SARG'S indemnification.   SARG covenants and agrees to indemnify
and save harmless Granada and its directors, officers, employees, and agents from any and all costs, expenses, losses, damages, and liabilities incurred or suffered directly or indirectly by any of them (including reasonable legal fees and costs) proximately resulting from or attributable to the breach of, or misstatement in, any one or more of the representations or warranties of SARG made in or pursuant to this Agreement.

         8.3   Granada's indemnification.   Granada covenants and agrees to
indemnify and save harmless SARG and its directors, officers, employees, and agents from any and all costs, expenses, losses, damages, and liabilities incurred or suffered directly or indirectly by any of them (including reasonable legal fees and costs) proximately resulting from or attributable to the breach of, or misstatement in, any one or more of the representations or warranties of Granada made in or pursuant to this Agreement.

         8.4   Defense against asserted claims.   If any claim or assertion of
liability is made or asserted by a third party against a party indemnified pursuant to this Article 8 ("Indemnified Party") based on any liability or absence of right which, if established, would constitute a matter for which the Indemnified Party would be entitled to indemnification by another party ("the Indemnifying Party"), the Indemnified Party shall with reasonable promptness give to the Indemnifying Party written notice of the claim or asserting of liability and request the Indemnifying Party to defend the action. Failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that the Indemnifying Party might have to the Indemnified Party unless the failure materially prejudices the Indemnifying Party's position. The Indemnifying Party shall have the right to defend against the liability or assertion, in which event the Indemnifying Party shall give written notice to the Indemnified Party of the acceptance of defense of the claim and the identity of counsel selected by the Indemnifying Party regarding the matters. The Indemnified Party shall be entitled to participate with the Indemnifying Party in the defense and also shall be entitled at its option to employ separate counsel for the defense at the expense of the Indemnified Party. In the event the Indemnifying Party does not accept the defense of the matter as provided above or in the event that the Indemnifying Party or its counsel fails to use reasonable care in maintaining the defense, the Indemnified Party shall have the full right at its option to defend against the liability or assertion and to employ counsel for the defense at the expense of the Indemnifying Party. All parties will cooperate with each other in the defense of any action and the relevant records of each shall be available to the others with respect to the defense.

         8.5   Limitations on indemnification.   Indemnification shall only be
due to the extent of the loss or damage actually suffered (i.e., reduced by any offsetting or related asset or service received and by any recovery from any third party such as, an insurer), net after the amount equal to any reduction in federal, state or local income, franchise or other taxes occasioned by the loss or damage (even though the tax return by which the reduction would have been realized is not yet due), but including an amount equal to any increase in federal, state, and local income, franchise or other taxes occasioned in the indemnification payment and then only to the extent of the excess over the Agreed De Minimis Amount (hereinafter defined). The Indemnitor shall be subrogated to all rights of the Indemnified Party for any individual misrepresentation, breach of warranty or violation of covenant where the otherwise indemnifiable amount does not exceed $10,000 and, as regards all the indemnifiable misrepresentations or breaches of warranty that do not exceed $10,000, the Indemnitor shall not be liable except to the extent that the aggregate amount thereof exceeds $10,000 (the sum being referred to as the "Agreed De Minimis Amount").

9.       ASSIGNMENT, THIRD PARTIES, BINDING EFFECT.   The rights under this
Agreement shall not be assignable nor the duties delegable by any party without the written consent of all parties having been obtained thereto. Nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity, other than the parties, and their successors in interest, any rights or remedies under or by reason of this Agreement unless so stated expressly to the contrary. All covenants, agreements, representations, and warranties of the parties contained shall be binding upon and inure to the benefit of Granada and SARG and their respective successors and permitted assigns.

10.      ABANDONMENT.   In the event the transactions contemplated are
terminated or abandoned by mutual agreement of the parties, there shall be no liability on the part of any of the parties by reason of the mutual termination or abandonment.

11.      NOTICES.   All notices, requests, demands, and other communications
shall be in writing and shall be deemed to have been duly given when personally delivered, transmitted by facsimile machine, or sent by overnight courier service, addressed to the parties at the following addresses (or at the other address as shall be given in writing by any party to the other) as follows:

         To Granada:    Granada Mineral Products Inc.
                        405 East 12450 South, Suite A,
                        Draper, Utah 84020
                        USA
                        Attention: Jack Turner

        To SARG:        Sarenghetti Enterprises
                        5300 West Sahara
                        Suite 201
                        Las Vegas, NV 89146
                        Attention: Ben Dulley

Notice shall be deemed to be given as of the date of actual receipt of the communication by the recipient.

12.      CERTAIN BREACHES.   Neither party shall have any liability to the other
party regarding a breach by a party that the other party has received written notice at or prior to the Closing.

13.      REMEDIES NOT EXCLUSIVE.   No remedy conferred by any of the provisions
of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every remedy given hereunder or now or hereafter existing, at law or in equity by statute or otherwise. The election of any one or more remedies by Granada or SARG shall not constitute a waiver of the right to pursue other available remedies.

14.      COUNTERPARTS.   This Agreement may be executed in one or more
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

15.      CAPTIONS AND SECTION HEADINGS.   Captions and section headings are for
convenience only and are not a part of this Agreement and shall not be used in construing it. Whenever the context so requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be construed to mean or include any other gender or genders.

16.      WAIVERS.   Any failure by any of the parties to comply with all of the obligations, agreements or conditions set forth may be waived by the other party or parties; provided however, that any such waiver shall not be deemed a waiver of any other obligation, agreement or condition contained herein.

17.      ENTIRE AGREEMENT.   This Agreement constitutes the entire agreement
between the parties. There are not and shall not be any verbal statements, representations, warranties, undertakings or agreements between the parties, and this Agreement may not be amended or modified in any respect except by a written instrument signed by the parties.

18.      THIRD PARTIES.   Nothing in this Agreement, whether expressed or
implied, is intended to (i) confer any rights or remedies on any person other than the parties and their respective successors and assigns, (ii) relieve or discharge the obligation or liability of any third party or (iii) give any third party any right of subrogation or action against any party.

19.      APPLICABLE LAW.   This Agreement shall be governed and construed in
accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.



GRANADA MINERAL PRODUCTS, INC.

BY:  /s/ JACK TURNER
   -----------------------------------------------------------

NAME:    Jack Turner
     ---------------------------------------------------------

TITLE:   President
      --------------------------------------------------------



SARENGHETTI ENTERPRISES

BY:  /s/ BEN DULLEY
   -----------------------------------------------------------

NAME:    Ben Dulley
     ---------------------------------------------------------

TITLE:   President
      -------------------------------------------------------

                                  SCHEDULE 3.5

                         TO THE STOCK EXCHANGE AGREEMENT
                     BETWEEN GRANADA MINERAL PRODUCTS, INC.
                           AND SARENGHETTI ENTERPRISES




SARG is incorporated and licensed to do business in the State of Nevada.

                                  SCHEDULE 3.6

                         TO THE STOCK EXCHANGE AGREEMENT
                     BETWEEN GRANADA MINERAL PRODUCTS, INC.
                           AND SARENGHETTI ENTERPRISES




The Board of Directors and the shareholders of SARG must approve, and have approved, the Agreement and the transaction(s) contemplated thereunder.

                                  SCHEDULE 3.9

                        TO THE STOCK EXCHANGE AGREEMENT
                     BETWEEN GRANADA MINERAL PRODUCTS, INC.
                          AND SARENGHETTI ENTERPRISES



On May 4, 2001, SARG purchased all issued and outstanding shares of Malahat Systems Corporation totalling 6,765,929 common shares for a purchase price of 6,765,929 shares of common stock, par value $0.001 per share of SARG. After the closing of this transaction, the selling shareholders of Malahat Systems Corporation acquired control of SARG and hold 100% of the equity and voting securities of SARG.

                                  SCHEDULE 3.13

                         TO THE STOCK EXCHANGE AGREEMENT
                     BETWEEN GRANADA MINERAL PRODUCTS, INC.
                           AND SARENGHETTI ENTERPRISES




                                      NONE.

                                  SCHEDULE 3.20

                         TO THE STOCK EXCHANGE AGREEMENT
                     BETWEEN GRANADA MINERAL PRODUCTS, INC.
                           AND SARENGHETTI ENTERPRISES




                                      NONE.

                                  SCHEDULE 3.14

                         TO THE STOCK EXCHANGE AGREEMENT
                     BETWEEN GRANADA MINERAL PRODUCTS, INC.
                           AND SARENGHETTI ENTERPRISES




SARG is the assignee of pending patent application, no. 2,324,053, filed on October 20, 2000, with the Canadian Intellectual Property Office of Industry Canada. Malahat Systems Corporation is the assignor.

SARG uses the trade names "Sarenghetti" and "Sarenghetti Enterprises."






--------------------------------------------------------------------------------

                                  SCHEDULE 4.5

                         TO THE STOCK EXCHANGE AGREEMENT
                     BETWEEN GRANADA MINERAL PRODUCTS, INC.
                           AND SARENGHETTI ENTERPRISES




                                 Not Applicable.

                                  SCHEDULE 4.6

                         TO THE STOCK EXCHANGE AGREEMENT
                     BETWEEN GRANADA MINERAL PRODUCTS, INC.
                           AND SARENGHETTI ENTERPRISES




The Board of Directors and the shareholders of Granada must approve, and have approved, the Agreement and the transaction(s) contemplated thereunder.

                                  SCHEDULE 4.7

                         TO THE STOCK EXCHANGE AGREEMENT
                     BETWEEN GRANADA MINERAL PRODUCTS, INC.
                           AND SARENGHETTI ENTERPRISES



                                      Nil.

                                  SCHEDULE 4.12

                         TO THE STOCK EXCHANGE AGREEMENT
                     BETWEEN GRANADA MINERAL PRODUCTS, INC.
                           AND SARENGHETTI ENTERPRISES



                                      Nil.

                                  SCHEDULE 4.13

                         TO THE STOCK EXCHANGE AGREEMENT
                     BETWEEN GRANADA MINERAL PRODUCTS, INC.
                           AND SARENGHETTI ENTERPRISES




                                      None.

                                  SCHEDULE 4.14

                         TO THE STOCK EXCHANGE AGREEMENT
                     BETWEEN GRANADA MINERAL PRODUCTS, INC.
                           AND SARENGHETTI ENTERPRISES




                                      NONE.